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                  GUARANTEED MINIMUM DEATH BENEFIT (GMDB) RIDER

This Rider forms a part of the Contract to which it is attached and is effective as of the Effective Date shown on the Contract Schedule. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control, including but not limited to the Enhanced Dollar Cost Averaging (EDCA) Rider. Your election of this Rider is irrevocable and its provisions will remain part of the Contract until terminated in accordance with the provisions below. This Rider amends the Contract as follows:

This Rider guarantees that your Death Benefit Amount, as defined below, during the Accumulation Period will be determined based on the following requirements. Under this Rider, your Purchase Payment allocations and all transfers, and reallocations of your Account Value must meet the following allocation limits applicable to the Subaccounts and other accounts included by rider as set forth in the section on Allocation, Transfer and Rebalancing below.

1. DEFINITIONS

                        For purposes of the Rider, the term "Effective Date" is defined to mean the date this Rider is issued and made an effective part of your Contract. The Effective Date must be on the Issue Date or a Contract Anniversary.

2. DEATH BENEFIT PROVISIONS

                        The following replaces the "Death Benefit Amount During The Accumulation Period" section of the "Death Benefit Provisions:"

               DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD

DEATH BENEFIT

                        The death benefit ("Death Benefit Amount") will be the greater of:

                        1.   the Account Value; or

                        2. the Death Benefit Base, which is the greater of a) or b):

                             (a)  Highest Anniversary Value: On the Effective
                                  -------------------------
                                  Date we set this value equal to your Account
                                  Value. If the Effective Date is the same as the Issue Date, we set this value equal to your initial Purchase Payment. During each subsequent Contract Year, we increase this value by any Purchase Payments made and reduce it proportionately by the Percentage Reduction, as defined below, in Account Value attributable to any partial withdrawals taken. On every subsequent Contract Anniversary prior to the Last Highest Anniversary Date shown on the Contract Schedule, we compare this value to the current Account Value and we set the Highest Anniversary Value equal to the higher amount.

                             (b)  Annual Increase Amount: On the Effective Date,
                                  ----------------------
                                  we set this amount equal to your Account
                                  Value. If the Effective Date is the same as the Issue Date, we set this value equal to your initial Purchase Payment. For purposes of this calculation, if this Rider is effective on the Issue Date, all Purchase Payments credited within 120 days of the Issue Date will be treated as if received on the Issue Date. After the Effective Date, this amount will equal:

                                  (i)  The sum total of the Annual Increase
                                       Amount on the Effective Date and each
                                       Purchase Payment accumulated at the
                                       Annual Increase Accumulation Rate, shown on the Contract Schedule, prior to the Last Increase Date, shown on the Contract Schedule, from the date the Purchase Payment is made, less

                                  (ii) The sum total of each Withdrawal
                                       Adjustment as defined below for

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                                       any partial withdrawal accumulated at the
                                       Annual Increase Accumulation Rate, prior to the Last Increase Date, from the date of withdrawal.

                             For purposes of calculating the Annual Increase Amount when the GMDB Rider Charge is assessed, the Annual Increase Accumulation Rate will be applied through the end of the prior Contract Year.

                        We define the Percentage Reduction in Account Value attributable to a partial withdrawal as the computation of dividing the dollar amount of the withdrawal plus any applicable Withdrawal Charges by the Account Value immediately preceding such withdrawal. When we reduce a value proportionately by the Percentage Reduction in Account Value attributable to a partial withdrawal we multiply that value by 1 minus the Percentage Reduction.

                        The Withdrawal Adjustment for any partial withdrawal in a Contract Year is defined to equal the Annual Increase Amount immediately prior to the withdrawal multiplied by the Percentage Reduction in Account Value attributable to that partial withdrawal. However, if all partial withdrawals in a Contract Year are payable to the Owner (or Annuitant if the Owner is a non-natural person) or other payees that we agree to in writing and if total partial withdrawals in a Contract Year are not greater than the Annual Increase Amount on the previous Contract Anniversary multiplied by the Dollar-for-Dollar Withdrawal Percentage shown on the Contract Schedule, the total Withdrawal Adjustments for that Contract Year will be set equal to the dollar amount of total partial withdrawals in that Contract Year and treated as a single withdrawal at the end of that Contract Year.

                        The Death Benefit Amount is determined as of the end of the Business Day on which we received written notice of both due proof of death and the first acceptable election for the payment method. Any excess of the Death Benefit Amount over the Account Value will be allocated to each applicable Subaccount (and/or other account option included by rider) in the ratio that the portion of the Account Value in an Subaccount (and/or other account) bears to the total Account Value. If the Death Benefit Amount is not paid immediately in a lump sum, any portion of the Death Benefit Amount in the Separate Account remains in the Separate Account until distribution begins and the allocation, transfers and rebalancing limits will no longer apply. From the time the Death Benefit Amount is determined until complete distribution is made, any amount in the Separate Account will be subject to investment risk. This risk is borne by the Beneficiary(ies).

SPOUSAL CONTINUATION

                        If the Owner dies during the Accumulation Period and if the surviving spouse continues the Contract under the Spousal Continuation Option of the Contract, the Account Value under the continued Contract will be adjusted to an amount equal to the Death Benefit Amount that would have been payable at the Owner's death. Any excess of the Death Benefit Amount over the Account Value will be allocated to each applicable Subaccount (and/or other account included by rider) in the ratio that the portion of the Account Value in such Subaccount (and/or other account) bears to the total Account Value.

                        In addition, if the Contract is continued under the Spousal Continuation Option, the Death Benefit Amount payable upon the continuing spouse's death will be the greater of

                        1.   the Account Value; or

                        2. the Death Benefit Base, which is the greater of (a) or (b):

                             (a)  Highest Anniversary Value under a Spousal
                                  -----------------------------------------
                                  Continuation: Under a spousal continuation of
                                  ------------
                                  the Contract, we set this value equal to the Account Value under the continued Contract as of the date it is adjusted for spousal continuation as described above. During each

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                                  subsequent Contract Year, we increase this
                                  value by any Purchase Payments made and reduce it proportionately by the Percentage Reduction in Account Value attributable to any partial withdrawals taken. On every subsequent Contract Anniversary prior to the Last Highest Anniversary Date (the continuing spouse's age would apply), we compare this value to the current Account Value and we set the Highest Anniversary Value equal to the higher amount.

                             (b)  Annual Increase Amount under a Spousal
                                  --------------------------------------
                                  Continuation: Under a spousal continuation we
                                  ------------
                                  set the Annual Increase Amount equal to the Account Value under the continued Contract as of the date it is adjusted for spousal continuation as described above. After that date, the Annual Increase Amount is equal to:

                                  (i) the sum total of the Account Value under the continued Contract as of the date it is adjusted for spousal continuation, as described above, and each Purchase Payment accumulated at the Annual Increase Accumulation Rate, prior to the Last Increase Date (the continuing spouse's age would apply), from that date and each Purchase Payment made after that date accumulated at the Annual Increase Accumulation Rate from the date such Purchase Payment is made; less

                                  (ii) the sum total of each Withdrawal
                                       Adjustment for each partial withdrawal
                                       taken after the date the Account Value is adjusted for spousal continuation, as described above, accumulated at the Annual Increase Accumulation Rate, prior to the Last Increase Date, from the date of withdrawal.

OPTIONAL STEP-UP

                        On any Contract Anniversary on or after the GMDB First Optional Step-Up Date shown on your Contract Schedule, you may elect an Optional Step-Up provided the amount of time that has elapsed since the last Optional Step-Up is at least equal to the GMDB Optional Step-Up Waiting Period shown on your Contract Schedule. You may elect by Notice an Optional Step-Up provided that:

                        1. The Account Value exceeds the Annual Increase Amount immediately before the Step-Up, and

                        2. Your Attained Age on the Optional Step-Up Date (or the age of the oldest Joint Owner, or of the Annuitant if the Owner is a non-natural person) does not exceed the Maximum Optional Step-Up Age as shown on your Contract Schedule.

                        You may elect an Optional Step-Up by providing Notice to us in accordance with our administrative procedures. The Optional Step-Up will take effect on the Contract Anniversary following receipt of such Notice.

                        The Optional Step-Up election will:

                             (a)  reset the Annual Increase Amount to the
                                  Account Value on the Contract Anniversary following receipt of an Optional Step-Up election. All Purchase Payments and Withdrawal Adjustments previously used to calculate the Annual Increase Amount will be set equal to zero on the Step-Up date, and the Account Value on the Step-Up date will be treated as a single Purchase Payment received on that date for purposes of determining the Annual Increase Amount.

                             (b) reset the GMDB Rider Charge to a rate we shall determine that does not exceed the Maximum Optional Step-Up Charge, as shown on your Contract Schedule, provided that this rate will not exceed the rate currently applicable to the same rider available for new contract purchases at the time of Step-Up.

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ALLOCATION, TRANSFER,
AND REBALANCING

                        While this Rider is in force, unless otherwise provided in the Contract Schedule, all allocations to or transfers among Subaccounts and any other accounts included by rider are limited as follows:

                        Each Purchase Payment, or your Account Value on the Effective Date, must be allocated in accordance with either subsection (1) or (2) below:

                        1. You must allocate your Purchase Payments or your Account Value on the Effective Date to the GMDB Subaccounts and other accounts included by rider shown on the Contract Schedule.

                        2. You must allocate your Purchase Payments or your Account Value on the Effective Date in accordance with the following allocation requirements:

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                             (a)  A percentage, at least equal to the Platform 1
                                  Minimum Percentage shown on the Contract
                                  Schedule, must be allocated to any combination of Subaccounts that we classify as Platform 1 Subaccounts and other accounts included by rider, shown on the Contract Schedule;

                             (b) A percentage, not to exceed the Platform 2 Maximum Percentage shown on the Contract Schedule, may be allocated to any combination of Subaccounts that we classify as Platform 2 Subaccounts, shown on the Contract Schedule;

                             (c) A percentage, not to exceed the Platform 3 Maximum Percentage shown on the Contract Schedule, may be allocated to any combination of Subaccounts that we classify as Platform 3 Subaccounts, shown on the Contract Schedule; and

                             (d) A percentage, not to exceed the Platform 4 Maximum Percentage shown on the Contract Schedule, may be allocated to any combination of Subaccounts that we classify as Platform 4 Subaccounts, shown on the Contract Schedule.

                             If you chose to allocate a Purchase Payment to the EDCA Account, that entire Purchase Payment must be allocated only to the EDCA Account. In addition, all transfers from an EDCA Account must be allocated to the same Subaccounts, and other accounts included by rider, as your most recent allocations for Purchase Payments, or your Account Value on the Effective Date.

                             Any transfer from an EDCA Account must be allocated in accordance with the Purchase Payments allocation limits described in subsections (1) or (2).

                             Your Account Value will be rebalanced on a quarterly basis based on your most recent Purchase Payment allocation among the Subaccounts or other accounts included by rider that complies with the allocation limitations described above. Rebalancing will also occur on a date when a subsequent Purchase Payment is received, if accompanied by new allocation instructions (in addition to the quarterly rebalancing). Quarterly rebalancing will first occur on the date that is three months from the Effective Date; provided however, rebalancing will be made on the 1st day of the following month if a quarterly rebalancing date occurs on the 29th, 30th or 31st of a month. Subsequent rebalancing will be made each quarter thereafter on the same day. In addition, if a quarterly rebalancing date is not a Business Day the reallocation will occur on the next Business Day. Withdrawals from the Contract will not result in rebalancing on the date of withdrawal.

                             You may change your Purchase Payment allocations instructions at anytime upon Notice to us, provided that such instructions must comply with the allocation limits described above in subsections
                             (1) and (2). If you provide new allocation instructions for Purchase Payments and if these instructions conform to the allocation limits described above, future Purchase Payment and EDCA Account transfer allocations and quarterly rebalancing will be made in accordance with the revised allocation instructions.

                             Any transfer request must result in an Account Value that meets the allocation limits described above. Any transfer request will not cause your Purchase Payment allocation instructions to change unless a separate instruction is provided to us at the time of transfer.

                             The Company will determine whether an Subaccount or any other accounts included by rider is classified as Platform 1, Platform 2, Platform 3 or Platform
                             4. We may determine or change the classification of an Subaccount or other accounts included by rider in the event an Subaccount or its underlying investment option or any other accounts included by rider is added, deleted, substituted, merged or otherwise reorganized. In that case,

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                             any change in classification will only take effect
                             as to your Contract in the event you make a new Purchase Payment or request a transfer among Subaccounts and any other accounts included by rider. We will provide you with prior written notice of any changes in classification of Subaccounts or any other accounts included by rider.

3. TERMINATION OF RIDER

                        This Rider will terminate upon the earliest of:

                        (a) The date you make a total withdrawal of your Account Value;

                        (b) The date there are insufficient funds to deduct the GMDB Rider Charge from Your Account Value;

                        (c)  The date you annuitize your Contract;

                        (d) A change of the Owner or Joint Owner (or Annuitant if the Owner is a non-natural person), subject to our administrative procedures;

                        (e) The date you assign your Contract, subject to our administrative procedures;

                        (f) The date the Death Benefit Amount is determined (excluding the determination of the Death Benefit Amount under the Spousal Continuation Option); or

                        (g) Termination of the Contract to which this Rider is attached.

4. GMDB RIDER CHARGE

                        The GMDB Rider Charge is equal to the specified percentage shown on the Contract Schedule multiplied by the Death Benefit Base at the end of the prior Contract Year prior to any Optional Step-Up. The charge is assessed for the prior Contract Year at each Contract Anniversary following the Effective Date. If you take a full withdrawal or apply any portion of your Adjusted Account Value to an Annuity Option, a pro rata portion of the GMDB Rider Charge will be assessed based on the number of months from the last Contract Anniversary to the date of withdrawal or application to an Annuity Option. The GMDB Rider Charge may only be changed as a result of an Optional Step-Up.

                        The GMDB Rider Charge will be deducted from your Account Value. This deduction will result in the cancellation of Accumulation Units from each applicable Subaccount (and/or reduction of any portion of the Account Value allocated to any other accounts included by rider) in the ratio that the portion of the Account Value in such Subaccount (and/or other accounts included by rider) bears to the total Account Value.

5. MISSTATEMENT OF AGE OR SEX

                        The "Misstatement of Age or Sex" provision is modified to provide that we may also require proof of age of any Owner.

MetLife Investors Insurance Company has caused this Rider to be signed by its President & Secretary.


[/s/ Richard C. Pearson      Secretary]   [/s/ Michael K. Farrell     President]
----------------------------              ---------------------------

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